                                                                      Exhibit 11





                     SENSORMATIC ELECTRONICS CORPORATION
                      COMPUTATION OF EARNINGS PER SHARE
                               (In thousands)

                                                                                 Year ended  June 30,
                                                                          ------------------------------------
Income:                                                                     1995          1994           1993
                                                                          --------      --------       -------
  Income from continuing operations                                       $69,551        $72,065       $54,084

   Discontinued operations                                                  4,100              -             -
                                                                          -------        -------       -------
                                                                           73,651         72,065        54,084

  Add interest expense (net of tax) on 7% convertible
    subordinated debentures                                                     -          4,902         5,133
                                                                          -------        -------       -------

   Adjusted net income for fully diluted computation                      $73,651        $76,967       $59,217
                                                                          =======        =======       =======

Common shares (1):

  Weighted average shares outstanding during the year                      71,982         60,097        54,179

  Potential dilutive exercise of stock options
    and warrants (2)                                                          176          1,788         1,849
                                                                         --------        -------       -------

  Shares included in computation of primary
    earnings per share                                                     72,158         61,885        56,028

  Shares issuable on conversion of 7%
    convertible subordinated debentures                                         -          6,359         7,287

  Maximum dilution of stock options and warrants (3)                          187             99           317
                                                                          -------        -------       -------

  Shares included in computation of fully diluted
    earnings per share                                                     72,345         68,343        63,632
                                                                         ========        =======       =======



(1) Share amounts reflect the three-for-two stock split declared in November 1993.
(2) Computed under the treasury stock method based on the average price during the periods.
(3) Computed under the treasury stock method based on stock price at end of periods if higher than the average price during the periods.